Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement No. 333-236211 on Form S-3 and in Registration Statement Nos. 333-182585 and 333-236209 on Form S-8 of our reports dated March 10, 2021, (June 25, 2021 as to the effects of discontinued operations discussed in Note 3), relating to the financial statements of Franchise Group, Inc. and subsidiaries (the “Company”), appearing in this Current Report on Form 8-K dated June 25, 2021.

/s/ Deloitte & Touche LLP

Richmond, Virginia
June 25, 2021